EXHIBIT 99.1

Great Lakes Reports Fourth Quarter and Full Year 2025 Results and the Signing of Two International Offshore Energy Contracts

Record full year revenue of $888.3 million
Full year net income of $73.5 million (Adjusted net income of $81.6 million)
Record full year Adjusted EBITDA of $171.3 million

HOUSTON, Feb. 23, 2026 (GLOBE NEWSWIRE) -- Great Lakes Dredge & Dock Corporation (“Great Lakes” or the “Company”) (Nasdaq: GLDD), the largest provider of dredging services in the United States, today reported financial results for the fourth quarter and year ended December 31, 2025 and the signing of two international offshore energy contracts.

Fourth Quarter 2025 Highlights

  Revenue was $256.5 million
  Total operating income was $32.6 million
  Net income was $12.6 million
  Adjusted net income was $20.7 million
  Adjusted EBITDA was $44.0 million

Full Year 2025 Highlights

  Revenue was $888.3 million
  Total operating income was $127.8 million
  Net income was $73.5 million
  Adjusted net income was $81.6 million
  Adjusted EBITDA was $171.3 million
  Backlog as of December 31, 2025 was $888.1 million

Previously Announced Saltchuk Transaction

On February 11, 2026, Great Lakes announced that it had entered into a definitive agreement for Saltchuk Resources, Inc. (“Saltchuk”) to acquire the Company. The closing of the transaction will be subject to customary closing conditions, including the expiration of the Hart-Scott-Rodino Act waiting period and the tender of shares representing at least one share more than a majority of Great Lakes' outstanding shares of common stock, and is expected to close in Q2 2026.

Offshore Energy

Great Lakes entered into two new international offshore energy contracts with a major offshore wind developer. The awarded work will keep the Acadia utilized in Europe for the majority of 2027.

Operational Update

Fourth Quarter 2025

  Revenue was $256.5 million, an increase of $53.7 million from the fourth quarter of 2024. The higher revenue in the fourth quarter of 2025 was due primarily to the first full quarter of the Amelia Island working and higher capital and offshore energy revenue as compared to the same period in the fourth quarter last year, partially offset by lower coastal protection and maintenance project revenue.
  Gross profit of $53.6 million increased from the fourth quarter of 2024 gross profit of $48.9 million primarily due to improved project performance. Gross profit margin decreased to 20.9% from 24.1% in the fourth quarter of 2024 primarily due to increased drydocking expenses.
  Operating income was $32.6 million, increasing from $30.0 million in the prior year’s fourth quarter primarily due to the improved gross profit partially offset by higher general and administrative expenses primarily due to increased incentive compensation and expenses related to the Saltchuk transaction.
  Net income was $12.6 million, decreasing from net income of $19.7 million in the prior year fourth quarter. The decrease was primarily driven by an $8.1 million one-time expense, net of tax impact, from the extinguishment of our second lien notes. Excluding this one-time expense, adjusted net income was $20.7 million.

Full Year 2025

  Revenue was $888.3 million, an increase of $125.6 million from 2024. The higher revenue in 2025 was due primarily to the delivery of the Amelia Island and higher capital, coastal protection, and offshore energy revenues, partially offset by decrease in maintenance revenue.
  Gross profit and gross profit margin of $203.5 million and 22.9%, respectively, increased from full year 2024 gross profit and gross profit margin of $160.6 million and 21.1%, respectively. The increases were driven by higher revenues as well as improved utilization and project performance in the current year.
  Operating income for the full year 2025 was $127.8 million, which is a $35.0 million improvement from the prior year. The year-over-year increase is primarily a result of higher gross profit in the current year when compared to prior year, partially offset by higher general and administrative expenses primarily due to increased incentive pay in the current year when compared to prior year.
  Net income for the full year 2025 was $73.5 million, which is a $16.2 million improvement compared to $57.3 million for the full year 2024. This increase is primarily driven by improvements to operating income in the current year when compared to prior year, partially offset by an increase in the income tax provision in the current year when compared to prior year as well as by the $8.1 million one-time expense, net of tax impact, from the extinguishment of our second lien notes. Excluding this one-time expense, adjusted net income was $81.6 million.

Balance Sheet, Backlog & Capital Expenditures

  At December 31, 2025, the Company had $13.4 million in cash and cash equivalents, total long-term debt of $378.2 million and liquidity of over $330 million.
  At December 31, 2025, the Company had $763.2 million in dredging backlog compared to $1.2 billion at December 31, 2024. Dredging backlog as of December 31, 2025 does not include approximately $200.2 million of awards and options pending.
  At December 31, 2025, the Company had $124.8 million in offshore energy backlog compared to $44.9 million at December 31, 2024. Offshore energy backlog does not include approximately $2.9 million of options pending.
  Total capital expenditures for the full year 2025 were $143.9 million including $69.1 million for the construction of the Acadia, $32.3 million for the Amelia Island, $13.7 million for support equipment, and $28.8 million for maintenance and growth.

Conference Call Information

As previously communicated, in light of the pending transaction with Saltchuk, Great Lakes will not host a conference call and webcast in conjunction with the quarter and year-end report.

Use of Non-GAAP Measures

Adjusted EBITDA, as provided herein, represents net income from continuing operations, adjusted for net interest expense, income taxes, depreciation and amortization expense, debt extinguishments, accelerated maintenance expense for new international deployments, goodwill or asset impairments and gains on bargain purchase acquisitions. Adjusted EBITDA is not a measure derived in accordance with GAAP. The Company presents Adjusted EBITDA as an additional measure by which to evaluate the Company's operating trends. The Company believes that Adjusted EBITDA is a measure frequently used to evaluate the performance of companies with substantial leverage and that the Company's primary stakeholders (i.e., its stockholders, bondholders and banks) use Adjusted EBITDA to evaluate the Company's period to period performance. Additionally, management believes that Adjusted EBITDA provides a transparent measure of the Company’s recurring operating performance and allows management to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance. For this reason, the Company uses a measure based upon Adjusted EBITDA to assess performance for purposes of determining compensation under the Company's incentive plan. Adjusted EBITDA should not be considered an alternative to, or more meaningful than, amounts determined in accordance with GAAP including: (a) net income as an indicator of operating performance or (b) cash flows from operations as a measure of liquidity. As such, the Company's use of Adjusted EBITDA, instead of a GAAP measure, has limitations as an analytical tool, including the inability to determine profitability or liquidity due to the exclusion of accelerated maintenance expense for new international deployments, goodwill or asset impairments, gains on bargain purchase acquisitions, net interest expense and income tax expense and the associated significant cash requirements and the exclusion of depreciation and amortization, which represent significant and unavoidable operating costs given the level of indebtedness and capital expenditures needed to maintain the Company's business. For these reasons, the Company uses net income to measure the Company's operating performance and uses Adjusted EBITDA only as a supplement. Adjusted EBITDA is reconciled to net income in the table of financial results. For further explanation, please refer to the Company's Securities and Exchange Commission (“SEC”) filings.

Adjusted net income and adjusted diluted earnings per share, as provided herein, represent net income and diluted earnings per share, adjusted for loss on extinguishment of debt. We believe adjusted net income and adjusted diluted earnings per share provide useful information about the Company’s operating performance. We believe excluding the [non-recurring loss on extinguishment of debt] provides investors with an alternative and supplemental understanding of our core business. Adjusted net income and adjusted diluted earnings per share are reconciled to net income and diluted earnings per share in the table of financial results. For further explanation, please refer to the Company's SEC filings.

The Company

Great Lakes Dredge & Dock Corporation is the largest provider of dredging services in the United States, which is complemented with a long history of performing significant international projects. In addition, Great Lakes is fully engaged in expanding its core business into the offshore energy industry. The Company employs experienced civil, ocean and mechanical engineering staff in its estimating, production and project management functions. In its over 136-year history, the Company has never failed to complete a marine project. Great Lakes owns and operates the largest and most diverse fleet in the U.S. dredging industry, comprised of approximately 200 specialized vessels. Great Lakes has a disciplined training program for engineers that ensures experienced-based performance as they advance through Company operations. The Company’s Incident-and Injury-Free® (IIF®) safety management program is integrated into all aspects of the Company’s culture. The Company’s commitment to the IIF® culture promotes a work environment where employee safety is paramount.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements, as defined in Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”) or in releases made by SEC, all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Great Lakes and its subsidiaries, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “may,” “would,” “could,” “should,” “seeks,” “are optimistic,” “commitment to” or “scheduled to,” or other similar words, or the negative of these terms or other variations are being made pursuant to the Exchange Act and the PSLRA with the intention of obtaining of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements have the benefit of the “safe harbor” provisions of such laws. Great Lakes cautions investors that any forward-looking statements made by Great Lakes are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Great Lakes include, but are not limited to: failure to satisfy the conditions to the transaction with Saltchuk; uncertainties associated with the transaction with Saltchuk; failure to complete the transaction with Saltchuk within the expected timeframe or at all; provisions in the definitive agreement with Saltchuk limiting our ability to pursue alternatives to the transaction with Saltchuk; restrictions on the conduct of our business under the definitive agreement with Saltchuk; potential lawsuits arising out of the proposed transaction with Saltchuk; stockholders’ inability to benefit from future Company growth if the transaction with Saltchuk is completed; unexpected difficulties related to the transaction with Saltchuk and integration of both companies; a reduction in government funding for dredging and other contracts, or government cancellation of such contracts, or the inability of the Corps to let bids to market; our ability to qualify as an eligible bidder under government contract criteria and to compete successfully against other qualified bidders in order to obtain government dredging and other contracts; the political environment and governmental fiscal and monetary policies; cost over-runs, operating cost inflation and potential claims for liquidated damages, particularly with respect to our fixed price contracts; the timing of our performance on contracts and new contracts being awarded to us; significant liabilities that could be imposed were we to fail to comply with government contracting regulations; project delays related to the increasingly negative impacts of climate change or other unusual, non-historical weather patterns; costs necessary to operate and maintain our existing vessels and the construction of new vessels, including with respect to changes in applicable regulations or standards; equipment or mechanical failures; pandemic, epidemic or outbreak of an infectious disease; disruptions to our supply chain for procurement of new vessel build materials or maintenance on our existing vessels; capital and operational costs due to environmental regulations; market and regulatory responses to climate change, including proposed regulations concerning emissions reporting and future emissions reduction goals; contract penalties for any projects that are completed late; force majeure events, including natural disasters, war and terrorists’ actions; changes in the amount of our estimated backlog; significant negative changes attributable to large, single customer contracts; Our ability to obtain financing for the construction of new vessels; our ability to secure contracts to utilize our new offshore energy vessel; unforeseen delays and cost overruns related to the construction of our new vessels; any failure to comply with the Jones Act provisions on coastwise trade, or if those provisions were modified, repealed or interpreted differently; our ability to comply with anti-discrimination laws, including those pertaining to diversity, equity and inclusion programs; fluctuations in fuel prices, particularly given our dependence on petroleum-based products; impacts of nationwide inflation on procurement of new build and vessel maintenance materials; our ability to obtain bonding or letters of credit and risks associated with draws by the surety on outstanding bonds or calls by the beneficiary on outstanding letters of credit; acquisition integration and consolidation, including transaction expenses, unexpected liabilities and operational challenges and risks; divestitures and discontinued operations, including retained liabilities from businesses that we sell or discontinue; potential penalties and reputational damage as a result of legal and regulatory proceedings; any liabilities imposed on us for the obligations of joint ventures, and similar arrangements and subcontractors; increased costs of certain material used in our operations due to newly imposed tariffs; unionized labor force work stoppages; any liabilities for job-related claims under federal law, which does not provide for the liability limitations typically present under state law; operational hazards, including any liabilities or losses relating to personal or property damage resulting from our operations; our substantial amount of indebtedness, which makes us more vulnerable to adverse economic and competitive conditions; restrictions on the operation of our business imposed by financing terms and covenants; impacts of adverse capital and credit market conditions on our ability to meet liquidity needs and access capital; limitations on our hedging strategy imposed by statutory and regulatory requirements for derivative transactions; foreign exchange risks, in particular, related to the new offshore energy vessel build; losses attributable to our investments in privately financed projects; restrictions on foreign ownership of our common stock; restrictions imposed by Delaware law and our charter on takeover transactions that stockholders may consider to be favorable; restrictions on our ability to declare dividends imposed by our financing agreements or Delaware law; significant fluctuations in the market price of our common stock, which may make it difficult for holders to resell our common stock when they want or at prices that they find attractive; changes in previously recorded net revenue and profit as a result of the significant estimates made in connection with our methods of accounting for recognized revenue; maintaining an adequate level of insurance coverage; our ability to find, attract and retain key personnel and skilled labor; disruptions, failures, data corruption, cyber-based attacks, security breaches, or regulatory non-compliance affecting our information technology and operational technology systems; and failure of our share repurchase program to be fully implemented or enhance long-term shareholder value. For additional information on these and other risks and uncertainties, please see Item 1A. “Risk Factors” of Great Lakes' Annual Report on our most recent Form 10-K, Item 1A. “Risk Factors” of Great Lakes' Quarterly Report on Form 10-Q’s and in other securities filings by Great Lakes with the SEC.

Although Great Lakes believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. Great Lakes' future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and Great Lakes does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

Additional Information and Where to Find It

The tender offer for the outstanding common stock of the Company has not yet commenced. The communication referenced above are for information purposes only and do not constitute an offer to buy or the solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of Company common stock will be made only pursuant to an offer to purchase and related materials that Saltchuk and its subsidiary (“Sub”) intend to file with the U.S. Securities and Exchange Commission (the “SEC”). If the tender offer is commenced, Saltchuk and Sub will file a Tender Offer Statement on Schedule TO with the SEC, and thereafter the Company will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. BEFORE MAKING ANY INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS), THE SOLICITATION/RECOMMENDATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE CONSIDERED BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. These materials will be sent free of charge to Company stockholders when available, and may also be obtained free of charge by contacting the Company’s Investor Relations Department c/o Eric Birge, Vice President of Investor Relations, Great Lakes Dredge & Dock Corporation, 9811 Katy Freeway, Suite 1200, Houston, Texas, 77024, 313-220-3053 or EMBirge@gldd.com. In addition, all of these materials (and all other tender offer documents filed with the SEC) will be available at no charge from the SEC through its website at www.sec.gov. Copies of the documents filed with the SEC by the Company will also be available free of charge under the “Investors—Financials & Filings—SEC filings” section of the Company’s website at gldd.com.

Condensed Consolidated Statements of Operations
(Unaudited and in thousands, except per share amounts)

	Year Ended
	December 31,
	2025	2024
Contract revenues	$888,277	$762,693
Gross profit	203,485	160,576
General and administrative expenses	77,970	70,769
Other gains	(2,273)	(2,998)
Operating income	127,788	92,805
Interest expense—net	(16,751)	(17,880)
Loss on extinguishment of debt	(10,822)	—
Other income	105	460
Income before income taxes	100,320	75,385
Income tax provision	(26,851)	(18,120)
Net income	$73,469	$57,265

Basic earnings per share	$1.10	$0.85
Basic weighted average shares	66,869	67,085

Diluted earnings per share	$1.08	$0.84
Diluted weighted average shares	67,747	67,847

Great Lakes Dredge & Dock Corporation
Reconciliation of Net Income and Diluted Earnings Per Share
to Adjusted Net Income and Adjusted Diluted Earnings Per Share
(Unaudited and in thousands, except per share amounts).

	Year Ended
	December 31,
	2025	2024
Net income	$73,469	$57,265
Loss on extinguishment of debt, net of tax	8,089	—
Adjusted net income	$81,558	$57,265

Weighted-average common shares outstanding — diluted	67,747	67,847

Diluted earnings per share	$1.08	$0.84
Loss on extinguishment of debt, net of tax	0.12	—
Adjusted diluted earnings per share	$1.20	$0.84

Great Lakes Dredge & Dock Corporation
Reconciliation of Net Income to Adjusted EBITDA
(Unaudited and in thousands)

	Year Ended
	December 31,
	2025	2024
Net income	$73,469	$57,265
Adjusted for:
Interest expense—net	16,751	17,880
Income tax provision	26,851	18,120
Depreciation and amortization	43,422	42,699
Loss on extinguishment of debt	10,822	—
Adjusted EBITDA	$171,315	$135,964

Great Lakes Dredge & Dock Corporation
Selected Balance Sheet Information
(Unaudited and in thousands)

	Period Ended
	December 31,	December 31,
	2025	2024

Cash and cash equivalents	$13,361	$10,216
Total current assets	217,443	263,418
Property and equipment—net
excluding construction in progress	562,395	438,727
Construction in progress	240,894	264,525
Total assets	1,285,749	1,255,103
Total current liabilities	215,816	216,013
Total long-term debt	378,169	448,216
Total equity	517,142	448,910

Great Lakes Dredge & Dock Corporation
Revenue and Backlog Data
(Unaudited and in thousands)

	Year Ended
	December 31,
Revenues	2025	2024
Capital	$441,056	$348,085
Coastal protection	281,598	253,360
Maintenance	135,394	161,248
Total dredging revenues	858,048	762,693
Offshore energy	30,229	—
Total revenues	$888,277	$762,693

	As of
	December 31,	December 31,	December 31,
Backlog	2025	2024	2023
Dredging:
Capital	$549,895	$799,565	$741,839
Coastal protection	128,302	328,073	138,394
Maintenance	85,034	66,561	158,869
Total dredging backlog	763,231	1,194,199	1,039,102
Offshore energy	124,824	44,945	44,604
Total backlog	$888,055	$1,239,144	$1,083,706

For further information contact:
Eric Birge
Vice President of Investor Relations
313-220-3053